Exhibit 99.1

Investor Update - August 14, 2017

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

This update includes forecasted operational and financial information for our consolidated operations. Our disclosure of operating cost per available seat mile, excluding fuel and other items, provides us (and may provide investors) with the ability to measure and monitor our performance without these items. The most directly comparable GAAP measure is total operating expenses per available seat mile. However, due to the large fluctuations in fuel prices, we are unable to predict total operating expenses for any future period with any degree of certainty. In addition, we believe the disclosure of fuel expense on an economic basis is useful to investors in evaluating our ongoing operational performance. Please see the cautionary statement under “Forward-Looking Information.”

We are providing information about estimated fuel prices and our hedging program. Management believes it is useful to compare results between periods on an “economic basis.” Economic fuel expense is defined as the raw or “into-plane” fuel cost less any cash we receive from hedge counterparties for hedges that settle during the period, offset by the recognition of premiums originally paid for those hedges that settle during the period. Economic fuel expense more closely approximates the net cash outflow associated with purchasing fuel for our operation.

Forward-Looking Information
This update contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. For a comprehensive discussion of potential risk factors, see Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2016, as well as in other documents filed by the Company with the SEC after the date thereof. Some of these risks include general economic conditions, increases in operating costs including fuel, competition, labor costs and relations, inability to meet cost reduction goals, seasonal fluctuations in our financial results, an aircraft accident, changes in laws and regulations, and risks inherent in the achievement of anticipated synergies and the timing thereof in connection with the acquisition of Virgin America. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

AIR GROUP - CONSOLIDATED
Operating and Financial Statistics
For the purposes of comparison, the consolidated operating and financial statistics in the historical period of the table below are on a "Combined Comparative" basis, and include operations for Alaska Air Group and Virgin America Inc. (Virgin America) for the periods prior to the acquisition date of December 14, 2016. Virgin America's historical operating statistics included in the Combined Comparative presentation below have been conformed to Alaska Air Group's presentation where appropriate.

	July 2017	July 2016 Combined Comparative	% Change	July 2016 As Reported
Revenue passengers (in thousands)	4,075	3,909	4.2%	3,151
Traffic (RPMs in millions)	4,864	4,561	6.6%	3,395
Capacity (ASMs in millions)	5,591	5,253	6.4%	3,916
Load factor	87.0%	86.8%	0.2 pts	86.7%
Passenger RASM (cents)	12.10¢	12.17¢	(0.6)%	12.50¢
RASM (cents)	13.96¢	14.02¢	(0.4)%	14.58¢
Economic fuel cost per gallon	$1.66	$1.63	1.8%	$1.64

Forecast Information
The following tables provide a Combined Comparative perspective, calculated as the sum of 2016 historical results for Alaska Air Group and Virgin America for the fiscal period prior to the acquisition date of December 14, 2016.

	Q3 2017 Forecast	Q3 2016 Combined Comparative (d)	% Change	Q3 2016 As Reported (c)	Prior Guidance July 26, 2017
Capacity (ASMs in millions)	16,310 - 16,360	15,079	~ 8%	11,212	16,310 - 16,360
Cost per ASM excluding fuel and special items (cents)	8.00¢ - 8.05¢	7.90¢	~ 1.5%	8.20¢	8.00¢ - 8.05¢
Fuel gallons (000,000)	207	192	~ 7.5%	140	208
Economic fuel cost per gallon(a)	$1.76	$1.57	~ 12%	$1.58	$1.76

	Full Year 2017 Forecast	2016 Combined Comparative (d)	% Change	2016 As Reported (c)	Prior Guidance July 26, 2017
Capacity (ASMs in millions)	62,455 - 62,610	57,953	~ 7.5%	44,135	62,455 - 62,610
Cost per ASM excluding fuel and special items (cents)(e)	8.07¢ - 8.11¢	8.04¢	~ 0.5%	8.23¢	8.07¢ - 8.11¢
Fuel gallons (000,000)	800	739	~ 8%	554	805
Economic fuel cost per gallon	(b)	$1.54	(b)	$1.52	(b)

(a)
Our economic fuel cost per gallon estimate for the third quarter includes the following per-gallon assumptions: crude oil cost - $1.15 ($48 per barrel), refining margin - $0.45, cost of settled hedges - $0.02, with the remainder due to taxes and into-plane costs.

(b)	Because of the volatility of fuel prices, we do not provide full-year economic fuel estimates.

(c)	Actual financial and operational data reported in prior year - excludes Virgin America information prior to December 14, 2016 acquisition.

(d)	Refer to our Investor Update issued on April 12, 2017 on Form 8-K for further details of the calculation of the Q3 2016 and full year 2016 combined comparative data.

(e)
CASM guidance does not include potential cost increases related to a new pilot contract as we do not yet know the timing or amount. However, our position for arbitration will result in an estimated annual increase for the Company of approximately $140 million.

Nonoperating Expense
We expect that our consolidated nonoperating expense will be approximately $13 million in the third quarter of 2017.

Cash and Share Count

(in millions)	July 31, 2017	June 30, 2017
Cash and marketable securities	$1,950	$1,922
Common shares outstanding	123.520	123.521

Share Repurchase
Through August 10, 2017, Air Group had repurchased a total of 309,402 shares of its common stock for approximately $27 million in 2017.